As filed with the Securities and Exchange Commission on August 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Phillips Edison Grocery Center REIT I, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-1106076
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of Principal Executive Offices) (Zip Code)

Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Independent Director Stock Plan

(Full title of the plan)

Jeffrey S. Edison

Chief Executive Officer and Chairman

11501 Northlake Drive

Cincinnati, Ohio 45249

Telephone (513) 554-1110

(Name, address, and telephone number, including area code, of agent for service)

copies to:

Robert H. Bergdolt, Esq. Andrew M. Davisson, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Tanya E. Brady, Esq. Phillips Edison & Company 11501 Northlake Drive Cincinnati, Ohio 45249 (513) 554-1110

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	200,000 shares	$10.20	$2,040,000	$206

(1)	A total of 200,000 shares of Common Stock (or “Common Stock”), with par value $0.01 per share, of Phillips Edison Grocery Center REIT I, Inc. (the “Registrant”) have been authorized and reserved for issuance under the Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Independent Director Stock Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Registrant.

(3)	The proposed maximum offering price per share was estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) promulgated under the Securities Act. With respect to the 200,000 shares of Common Stock, the proposed maximum offering price per share is the net asset value per share calculated in accordance with the Registrant’s valuation policies as of August 2, 2016, the latest practicable date prior to the date of filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Phillips Edison Grocery Center REIT I, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-54691) filed with the Commission on April 30, 2012, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s charter provides that it will indemnify its officers and directors to the maximum extent permitted by Maryland law. Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Except as restricted therein or by Maryland law, the Registrant’s charter limits the liability of the Registrant’s directors and officers to the Registrant and its stockholders for money damages and requires the Registrant to indemnify and advance expenses to its directors and officers.

It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Registrant has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (No. 333-164313) filed March 1, 2010)

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of Deloitte & Touche LLP

23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1*	Power of Attorney of certain signatories (incorporated by reference to the signature page to this Registration Statement on Form S-8)

99.1*	Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Independent Director Stock Plan
99.2*	Form of Restricted Stock Award Grant

99.3*	Consent of KPMG LLP
99.4*	Consent of Duff & Phelps, LLC

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on August 3, 2016.

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

By:	/s/ Jeffrey S. Edison
Jeffrey S. Edison, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation, which is filing a registration statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints Jeffrey S. Edison and Devin I. Murphy, and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey S. Edison	Chairman of the Board and Chief Executive Officer	August 3, 2016
Jeffrey S. Edison

/s/ Devin I. Murphy	Chief Financial Officer, Treasurer and Secretary	August 3, 2016
Devin I. Murphy

/s/ Jennifer Robison	Chief Accounting Officer	August 3, 2016
Jennifer Robison

/s/ Leslie T. Chao	Director	August 3, 2016
Leslie T. Chao

/s/ Paul J. Massey, Jr.	Director	August 3, 2016
Paul J. Massey, Jr.

/s/ Stephen R. Quazzo	Director	August 3, 2016
Stephen R. Quazzo

/s/ Gregory S. Wood	Director	August 3, 2016
Gregory S. Wood

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (No. 333-164313) filed March 1, 2010)

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of Deloitte & Touche LLP

23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1*	Power of Attorney of certain signatories (incorporated by reference to the signature page to this Registration Statement on Form S-8)

99.1*	Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Independent Director Stock Plan

99.2*	Form of Restricted Stock Award Grant

99.3*	Consent of KPMG LLP

99.4*	Consent of Duff & Phelps, LLC

*	Filed herewith.